EXHIBIT 99.1

Company Contact:	Joe Scirocco Chief Financial Officer Quiksilver, Inc. (714) 889-2200

Investor Relations:	Chad A. Jacobs, Joe Teklits Integrated Corporate Relations (203) 682-8200
— Quiksilver, Inc. Reports 2007 Third Quarter Financial Results —
— Company Reiterates Outlook for Full Fiscal Year, Excluding Special Charges —
Huntington Beach, California, September 6, 2007—Quiksilver, Inc. (NYSE: ZQK) today announced financial results for the third quarter ended July 31, 2007. Consolidated net revenues for the third quarter of fiscal 2007 increased 17% to $612.8 million, from $525.9 million in the third quarter of fiscal 2006. The Company incurred a net loss for the third quarter of fiscal 2007 of $7.9 million or $0.06 per share compared to net income of $5.3 million or $0.04 per share the year before. The net loss for the third quarter of fiscal 2007 includes special charges of approximately $10.5 million, net of tax, related to the planned acquisition of the minority interest in the Company’s Roger Cleveland Golf Company, Inc. subsidiary. As previously announced, this transaction is expected to close in the fourth quarter of fiscal 2007. Excluding these special charges, the Company earned $0.02 per share on a fully diluted basis, in line with its expectations. The $0.08 difference between $0.02 earnings per share, excluding special charges, and actual loss per share of $0.06 per share is determined by dividing $10.5 million, which is the tax-effected special charges, by 129.2 million weighted average common shares outstanding, assuming dilution.
Robert B. McKnight, Jr., Chairman of the Board and Chief Executive Officer of Quiksilver, Inc., commented, “Our apparel and footwear and related businesses performed at a high level during the third quarter with gains coming from each region and brand in both our wholesale and retail businesses. We continue to lead in our core markets with Quiksilver, Roxy, and DC and have excellent growth opportunities in each of those businesses around the world. A prime opportunity is our new Quiksilver Womens brand that we separately announced today, which will launch for Fall 2008. And as we enter the winter season, our order book for Rossignol, although below last year’s, continues to hold.
Net revenues in the Americas increased 21% during the third quarter of fiscal 2007 to $335.0 million from $277.4 million in the third quarter of fiscal 2006. As measured in U.S. dollars and reported in the financial statements, European net revenues increased 11% during the third quarter of fiscal 2007 to $212.7 million from $191.0 million in the third quarter of fiscal 2006. As measured in euros, European net revenues increased 4% for those same periods. Asia/Pacific net revenues increased 13% to $63.9 million in the third quarter of fiscal 2007 from $56.3 million in the third quarter of fiscal 2006. As measured in Australian dollars, Asia/Pacific net revenues increased 1% for those same periods.
Consolidated inventories increased 6% to $545.5 million at July 31, 2007 from $516.4 million at July 31, 2006. Consolidated trade accounts receivable increased 24% to $611.0 million at July 31, 2007 from $492.4 million at July 31, 2006.
Bernard Mariette, President of Quiksilver, Inc., commented, “Our over-arching goal is to transform our business from a well-diversified multi-national company into a truly global

Quiksilver, Inc. Third Quarter 2007 Results
September 6, 2007

organization. We have solidified the Quiksilver, Roxy and DC brands under global brand managers who we believe can now develop the kind of consistency and coordination, in terms of marketing, retail presentation and product development necessary to maximize their potential both in terms of sales and profitability. We have also begun a process of consolidating our sourcing operations on a global scale that we believe will ultimately provide significant margin benefits. This quarter we introduced our first Roxy fragrance worldwide, in keeping with the global approach to our business. And we’ll do the same with our launch of Quiksilver Womens in the Fall.”
Mr. Mariette continued, “Of course all of our initiatives depend upon people and we feel confident in our team. This includes the recent hiring of several key people and the repositioning of other veteran employees in important global positions. All in all, we are very excited about the groundwork we have laid to transform our business.”
Mr. McKnight concluded, “The power of the brands within our organization is undeniably compelling. Quiksilver, Roxy, DC, Rossignol and Cleveland are leaders in their respective markets and each of them has an opportunity to grow in stature, diversify their product mix, expand their reach, and cement their position in the hearts and minds of consumers around the world.”
About Quiksilver
Quiksilver, Inc. (NYSE:ZQK) is the world’s leading outdoor sports lifestyle company, which designs, produces and distributes a diversified mix of branded apparel, wintersports and golf equipment, footwear, accessories and related products. The Company’s apparel and footwear brands represent a casual lifestyle for young-minded people that connect with its boardriding culture and heritage, while its wintersports and golf brands symbolize a long standing commitment to technical expertise and competitive success on the mountains and on the links.
The reputation of the Company’s brands is based on different outdoor sports. The Quiksilver, Roxy, DC and Hawk brands are synonymous with the heritage and culture of surfing, skateboarding and snowboarding, and its beach and water oriented swimwear brands include Raisins, Radio Fiji and Leilani. The Rossignol, Dynastar, Lange, and Look brands are leaders in the alpine ski market, and the Company makes snowboarding equipment under its Rossignol, Dynastar, DC, Roxy, Lib Technologies, Gnu and Bent Metal labels. The Company’s golf business includes Cleveland Golf, as well as Never Compromise putters and Fidra apparel.
The Company’s products are sold in over 90 countries in a wide range of distribution, including surf shops, ski shops, skateboard shops, snowboard shops, its proprietary Boardriders Club shops, other specialty stores and select department stores. The Company’s corporate and Americas’ headquarters are in Huntington Beach, California, while its European headquarters are in St. Jean de Luz and St. Jean de Moirans, France, and its Asia/Pacific headquarters are in Torquay, Australia.

Quiksilver, Inc. Third Quarter 2007 Results
September 6, 2007

Forward looking statements:
This press release contains forward-looking statements including but not limited to statements regarding the company’s financial forecast and earnings. These forward-looking statements are subject to risks and uncertainties, and actual results may differ materially. Please refer to Quiksilver’s SEC filings for more information on the risk factors that could cause actual results to differ materially from expectations, specifically the section titled “Forward-Looking Statements” in Quiksilver’s Annual Report on Form 10-K.
* * * * *
NOTE: For further information about Quiksilver, Inc., you are invited to take a look at our world at www.quiksilver.com,
www.roxy.com, www.dcshoecousa.com, www.quiksilveredition.com, www.hawkclothing.com,
www.rossignol.com, www.dynastar.com,
www.clevelandgolf.com, and www.fidragolf.com.

Quiksilver, Inc. Third Quarter 2007 Results
September 6, 2007

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Three Months Ended July 31,
In thousands, except per share amounts	2007	2006
Revenues, net	$612,756	$525,854
Cost of goods sold	331,540	277,079

Gross profit	281,216	248,775

Selling, general and administrative expense	262,232	228,843
Intangible asset impairment and related charges(1)	13,175	—

Operating income	5,809	19,932

Interest expense	15,332	11,877
Foreign currency loss	65	377
Minority interest and other (income) expense	(18)	484

(Loss) income before (benefit) provision for income taxes	(9,570)	7,194

(Benefit) provision for income taxes	(1,703)	1,858

Net (loss) income	$(7,867)	$5,336

Net (loss) income per share	$(0.06)	$0.04

Net (loss) income per share, assuming dilution	$(0.06)	$0.04

Weighted average common shares outstanding	124,013	122,341

Weighted average common shares outstanding, assuming dilution	124,013	127,737

(1)	Includes approximately $8.2 million in intangible asset impairment charges related to the Company’s acquisition of the minority interest in Roger Cleveland Golf Company, Inc. and approximately $5.0 million in related contract termination costs.

Quiksilver, Inc. Third Quarter 2007 Results
September 6, 2007

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

	Nine Months Ended July 31,
In thousands, except per share amounts	2007	2006
Revenues, net	$1,769,079	$1,583,924
Cost of goods sold	958,649	852,098

Gross profit	810,430	731,826

Selling, general and administrative expense	763,533	655,986
Intangible asset impairment and related charges(1)	13,175	—

Operating income	33,722	75,840

Interest expense	45,675	36,417
Foreign currency loss (gain)	3,481	(616)
Minority interest and other (income) expense	(2,166)	895

(Loss) income before (benefit) provision for income taxes	(13,268)	39,144

(Benefit) provision for income taxes	(3,076)	11,476

Net (loss) income	$(10,192)	$27,668

Net (loss) income per share	$(0.08)	$0.23

Net (loss) income per share, assuming dilution	$(0.08)	$0.22

Weighted average common shares outstanding	123,579	121,928

Weighted average common shares outstanding, assuming dilution	123,579	127,564

(1)	Includes approximately $8.2 million in intangible asset impairment charges related to the Company’s acquisition of the minority interest in Roger Cleveland Golf Company, Inc. and approximately $5.0 million in related contract termination costs.

Quiksilver, Inc. Third Quarter 2007 Results
September 6, 2007

CONSOLIDATED BALANCE SHEETS (Unaudited)

	July 31,	July 31,
Amounts in thousands	2007	2006
ASSETS
Current assets:
Cash and cash equivalents	$76,007	$84,342
Trade accounts receivable, less allowance for doubtful accounts of $42,236 (2007) and $30,319 (2006)	610,973	492,414
Other receivables	52,357	32,400
Income tax receivable	11,018	5,253
Inventories	545,515	516,366
Deferred income taxes	94,941	46,859
Prepaid expenses and other current assets	31,482	27,991

Total current assets	1,422,293	1,205,625

Fixed assets, net	319,887	264,585
Intangibles, net	252,300	247,263
Goodwill	545,196	525,846
Other assets	49,104	51,326
Assets held for sale	18,264	23,311

Total assets	$2,607,044	$2,317,956

LIABILITIES & STOCKHOLDERS’ EQUITY

Current Liabilities:
Lines of credit	$327,477	$278,261
Accounts payable	305,067	242,309
Accrued liabilities	176,045	195,797
Current portion of long-term debt	20,272	22,728

Total current liabilities	828,861	739,095

Long-term debt	716,901	681,248
Deferred income taxes and other long-term liabilities	101,368	73,886

Total liabilities	1,647,130	1,494,229

Minority interest	9,982	10,935

Stockholders’ equity:
Common stock	1,280	1,254
Additional paid-in capital	300,087	268,382
Treasury stock	(6,778)	(6,778)
Retained earnings	548,867	493,711
Accumulated other comprehensive income	106,476	56,223

Total stockholders’ equity	949,932	812,792

Total liabilities & stockholders’ equity	$2,607,044	$2,317,956

Quiksilver, Inc. Third Quarter 2007 Results
September 6, 2007

Information related to segments is as follows (Unaudited):

	Three Months Ended July 31,
Amounts in thousands	2007	2006
Revenues, net:
Americas	$335,013	$277,413
Europe	212,696	190,998
Asia/Pacific	63,860	56,309
Corporate operations	1,187	1,134

	$612,756	$525,854

Gross Profit:
Americas	$138,795	$119,075
Europe	111,266	101,401
Asia/Pacific	30,059	27,697
Corporate operations	1,096	602

	$281,216	$248,775

SG&A Expense:
Americas	$108,544	$86,187
Europe	121,999	105,845
Asia/Pacific	25,397	23,698
Corporate operations	19,467	13,113

	$275,407	$228,843

Operating Income:
Americas	$30,251	$32,888
Europe	(10,733)	(4,444)
Asia/Pacific	4,662	3,999
Corporate operations	(18,371)	(12,511)

	$5,809	$19,932

Revenues by classification within operating segments are as follows (Unaudited):

	Three Months Ended July 31,
	2007			2006
		Equipment			Equipment
In thousands	Apparel Brands	Brands	Total	Apparel Brands	Brands	Total
Americas	$279,829	$55,184	$335,013	$233,112	$44,301	$277,413
Europe	185,012	27,684	212,696	160,698	30,300	190,998
Asia/Pacific	59,936	3,924	63,860	52,577	3,732	56,309
Corporate operations	—	—	1,187	—	—	1,134

	$524,777	$86,792	$612,756	$446,387	$78,333	$525,584